UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 27, 2007

NANOSENSORS, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  000-51007

NEVADA	20-0452700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1475 Veterans Blvd.
Redwood City, CA 94603
(Address and zip code of principal executive offices)

(650) 641-2349
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

NanoSensors, Inc. (“NanoSensors” or the “Registrant”) has entered into a definitive Agreement and Plan of Merger, dated as of November 27, 2007 (“Merger Agreement”) with Cuchulainn Holdings Inc. (“Cuchulainn”) and Cuchculainn Acquisition Inc. (“Acquisition”) a wholly-owned subsidiary formed by NanoSensors, pursuant to which Cuchulainn will merge with and into Acquisition (“Merger”) and become a wholly-owned subsidiary of NanoSensors.

Cuchulainn is a Panamanian corporation which has licensed technology and other intellectual property in order for it to operate an online-based video console game wagering service (the “Service”). The Service enables gamers to compete against other gamers and to place wagers on the outcomes of their games. The outcome of the game play will be determined upon the skill of the individual participant. The Service will cater to an international community of gamers that play video games and place wagers online. Cuchulainn recently raised approximately $620,000 (U.S.) in a private placement financing to fund initial development costs. Prior to commencing operation of the Service, NanoSensors and Cuchulainn will need to raise additional capital financing.

Pursuant to the Merger Agreement, each outstanding share of Cuchulainn will be exchanged for .000565 share of NanoSensors Series A Convertible Preferred Stock (“NanoSensors Preferred Shares”), a new series which will vote on an “as converted” basis together with issued and outstanding shares of NanoSensors Common Stock. Each NanoSensor Preferred Share for voting purposes will be equal to 168,729.068 shares of NanoSensors Common Stock. As of the date of the Merger Agreement, Cuchulainn had issued and outstanding 17,700,000 shares of its common stock. Following completion of the Merger, the former shareholders of Cuchulainn will own approximately 80% of the voting power of NanoSensors and the current shareholders of NanoSensors will own the remainder. The NanoSensors Preferred Shares issued to Cuchulainn shareholders in the Merger will be issued under an exemption from registration under the Securities Act of 1933 and will be restricted shares. The holders of such shares may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act or an exemption therefrom. NanoSensors has agreed, however, to grant registration rights to the Cuchulainn shareholders with respect to the NanoSensors Common Stock that they will receive upon conversion of the NanoSensors Preferred Shares.

The Merger Agreement also provides that each warrant to purchase Cuchulainn Common Stock will be exchanged for warrants to purchase Nanosensors Preferred Shares exercisable on the same terms and conditions for .000565 NanoSensors Preferred Share.

Two shareholders and nominees of Cuchulainn, William Levy and Tom Hendren, will join the management team of NanoSensors and also become directors of NanoSensors. Robert A. Baron, currently chairman of the Board of Directors and Interim Chief Executive Officer of NanoSensors, will remain as a director. Robert Coutu, the other current director of NanoSensors, will resign from the Board immediately prior to the closing of the merger. Josh Moser, the Company’s Interim Chief Financial Officer, Vice President and Chief Operating Officer will also continue to be an executive officer of the Company. The Merger Agreement provides that prior to the closing of the Merger the parties will agree to establish a new management structure for Nanosensors.

The Merger Agreement also contemplates that subsequent to the closing of the Merger, the Board of Directors will consider and approve, and submit to the shareholders of NanoSensors for their approval a 100-to-1 reverse stock split of shares of Buyer Common Stock, thereby decreasing the number of issued shares of NanoSensors Common Stock and an increase in the authorized number of shares of NanoSensors Preferred Stock.

The parties also contemplate that, following the Merger, NanoSensors will change its corporate name.

The Merger Agreement is subject to usual and customary conditions for transactions of this nature. The Merger is expected to close prior to the end of 2007. However, there can be no assurances that the transaction will be completed.

Item 7.01	Regulation FD Disclosure

On November 28, 2007, NanoSensors issued a press release regarding certain of the events described in this Current Report. A copy of the press release is attached as Exhibit 99.1. Exhibit 99.1 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit Number	Exhibit Title or Description
	10.1	Agreement and Plan of Merger, dated as of November 27, 2007, by and among NanoSensors, Inc., Cuchulainn Holdings Inc. and Cuchulainn Acquisition Inc.
	99.1	Press Release dated November 28, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NANOSENSORS, INC.

By: /s/ Robert Baron

Name: Robert Baron
Title: Interim Chief Executive Officer
Date: November 28, 2007

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement and Plan of Merger, dated as of November 27, 2007, by and among NanoSensors, Inc., Cuchulainn Holdings Inc. and Cuchulainn Acquisition Inc.
99.1	Press Release dated November 28, 2007